EXHIBIT 99.1

News Release dated November 15, 2013

New Western Energy Corporation Completes $1,200,000 Financing.

IRVINE, Calif., November 15, 2013 – New Western Energy Corporation.(OTCBB: NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, is pleased to announce that it has closed financing in the principal amount of $1,500,000, which includes $1,200,000 of new capital, consolidation of old debt and the grant of warrants to purchase 7,500,000 shares of our common stock at an exercise price of $.25 per share. Full details are provided in our 8K filing with the SEC.

Javan Khazali, President and CEO of New Western Energy Corporation stated “We have been working diligently to attract favorable financing from investors who understand the potential upside contained within our asset base. The successful closing of this financing provides the Company with capital to proceed with its oil and gas development programs in Kansas and Oklahoma, as well as the capital necessary to move forward with other low cost high impact projects that we are currently reviewing.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 1140 Spectrum, Irvine, CA 92618

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com